Exhibit 99.1

FOR IMMEDIATE RELEASE



                       Contact:
                       Media: Glen Mathison; Marta von Loewenfeldt The Charles Schwab Corporation 212-906-3149 or
                                           415-636-5454

                       Analysts:           Rich Fowler
                                           The Charles Schwab Corporation
                                           415-636-9869


                         SCHWAB AND U.S. TRUST TO FORM
               FULL-SERVICE BROKERAGE AND WEALTH MANAGEMENT FIRM
       Combined entity poised to take a leadership position serving the emerging and established affluent markets


NEW YORK CITY - January 13, 2000 - The Charles Schwab Corporation [SCH] and U.S. Trust Corporation [UTC] today announced they have signed a definitive agreement for Schwab and U.S. Trust to merge, creating a combined organization positioned to serve the investment and wealth management needs of investors at every stage of their financial growth.

The transaction joins two powerful brands. Measured by client assets, Schwab is the nation's fourth largest U.S. financial services company and a leading provider of retail and institutional investment services. U.S. Trust is one of the nation's leading wealth management firms serving affluent individuals and families. Together, the two companies establish a complete service provider for investors seeking to manage their investments and wealth for the long-term, whether they are beginning investors or managing significant accumulated wealth.

Under the terms of the agreement, U.S. Trust shareholders will receive 3.427 shares of Schwab stock for each share of U.S. Trust stock. Based on Schwab's closing stock price as of 1/12/2000, the transaction values



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each U.S. Trust share at $129, resulting in a total transaction value of approximately $2.7 billion. The companies expect the transaction to qualify for pooling of interests accounting treatment. Both companies will retain their separate brand identities, while sharing significant synergies and capabilities across their complementary business lines.

Announcing the acquisition, Schwab chairman and co-CEO, Charles R. Schwab said, "We've long held a goal of building an organization that can serve investors completely - from those taking their first steps towards becoming lifelong investors, to those looking to manage their accumulated wealth for themselves and their families. We believe U.S. Trust brings the most respected wealth management expertise in the nation, and our combined strengths create an organization that can serve clients at every stage of wealth accumulation. The combination also adds new strengths to the services that Schwab's affiliated investment advisors provide. U.S. Trust represents for us a piece of the puzzle that had been missing in our offering to affluent investors, and we're very excited about the prospects that this combination offers."

U.S. Trust, which was founded in 1853, is a wealth management company that provides investment management and consulting, fiduciary services, financial and estate planning and private banking. Headquartered in New York City, the company has 24 offices nationwide in nine states and the District of Columbia and 1,900 employees. As of December 31st, 1999, U.S. Trust had $86 billion of assets under management.

"We are very enthusiastic about our merger with Schwab," said H. Marshall Schwarz, chairman and chief executive officer of U.S. Trust. "Chuck Schwab has transformed the brokerage industry to serve investors, and he's done that based on deeply held values that U.S. Trust shares: services to clients at the highest levels of our abilities and a focus on their long term well-being. We are confident that our complementary strengths will lead to greatly enhanced success for both firms. Schwab will be able to offer affluent clients access to


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U.S. Trust's wealth management expertise, while Schwab's vast technological resources will enable U.S. Trust to combine our traditional high-touch approach with high-tech to better serve our clients."

Schwab's merger with U.S. Trust takes place at a time when the number of affluent investors is growing at a rapid pace. Today, there are over six million U.S. households each with a net worth of over $1 million. More than three million households in the U.S. have investable assets in excess of $1 million, and the number of these households is expected to grow 13-14 percent per year over the next three years.

"The baby boomers are emerging as a dominant wealth segment in the United States," said Schwab president and co-CEO David Pottruck. "They bring with them a desire for a high degree of control, a willingness to embrace technology for their investing needs and an unwillingness to compromise. Many of these investors will demand wealth management services - supported by the unique strengths of the Internet - that offer them more control and information than has ever been available before. At the same time, we believe that these investors are underserved - no one has garnered a truly significant share of this expanding market; no one has developed a comprehensive wealth management service especially for the needs of the emerging affluent investor."

Remarking on the importance of the merger to its investment advisor business, Mr. Pottruck added, "Through U.S. Trust, we will be able to provide the trust, financial and estate planning, and private banking services that are so crucial to wealth management. Our investment manager clients have told us repeatedly that trust and private banking services are absolutely essential in order to serve affluent clients well."

Schwab has steadily broadened its offerings to affluent investors. Its rapidly growing Schwab Institutional business, which has grown to over $200 billion in assets, provides back-end and custodial services to over 5600 independent fee-based advisors. Its Schwab AdvisorSource(R) program refers affluent investors to



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independent advisors to whom they can delegate their day-to-day investment management. In 1999, Schwab created its Signature Services program to provide affluent investors with investment help and advice as well as tax, attorney and other advisor referrals, and Schwab Access, a cash management account providing online checking, bill paying, and ATM access. The addition of U.S. Trust will complement rather than duplicate those services. For instance, there will be opportunities to provide Schwab's advisor clients with trust services, private banking and equity and fixed-income research within their Schwab relationship.

"U.S. Trust will continue to pursue its strategy of expanding nationally into areas where wealth is concentrated," said Jeffrey S. Maurer, president and chief operating officer of U.S. Trust. "We anticipate that the merger will enable us to devote added resources to new offices and marketing which will enable us to establish the dominant national brand in the wealth management business."

Mr. Schwarz and Mr. Maurer will join the Schwab board of directors. Both U.S. Trust executives will maintain their current titles. Messrs. Schwab and Pottruck will join the U.S. Trust board of directors, which will remain in place.

Schwab expects to become a financial holding company under the Financial Services Reform Act of 1999. The transaction is subject to Federal Reserve Board and other regulatory approvals and to U.S. Trust shareholder approval. The transaction is expected to close by July 2000.

On a proforma basis, in 1999 (based on the mid-point of the pre-announced range for Schwab) the combined company would have had net revenues of $4.5 billion, net income of $663 million, and year end customer assets of about $800 billion.



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The Charles Schwab Corporation (NYSE:SCH), through its principal operating subsidiary Charles Schwab & Co., Inc. (member SIPC, NYSE), is the nation's fourth largest financial services firm and the nation's largest electronic brokerage serving 6.4 million active accounts with $725 billion in customer assets through 340 branch offices, four regional customer telephone service centers and automated telephonic and online channels. More than 30 percent of Schwab's customer assets and more than 10 percent of its customer accounts are managed by the 5,600 independent, fee-based investment advisors served by Schwab's Institutional division.

U.S. Trust (NYSE: UTC) provides investment management, fiduciary, financial planning and private banking services to affluent individuals, families and institutions nationwide through its 24 offices in California, Connecticut, Florida, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas and Washington, D.C. Approximately 80 percent of the company's investment assets under management are personal assets, while 20 percent are institutional. U.S. Trust is also the investment advisor to the $8 billion Excelsior mutual fund family of 27 no-load funds.

Editor's Note: A media briefing and conference call to discuss the announced acquisition with co-CEOs Charles Schwab and David Pottruck and Marshall Schwarz and Jeffrey Maurer of U.S. Trust will be held today at 11:00 A.M. Eastern Standard Time at The Intercontinental Hotel, 48th Street and Lexington Avenue. Please attend 15 minutes prior to the event. If you are unable to attend, you can call in by dialing 1-800-260- 0712. Please dial in 10 minutes before the conference starts. A simultaneous presentation of slides from the briefing will be available on the internet at www.placeware.com/schwabtwo.